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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 000-08664
                                              --------------


                     Circle International Group Savings Plan
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             (Exact name of registrant as specified in its charter)

                               15350 Vickery Drive
                              Houston, Texas 77032
                                 (281) 618-3100

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        (Addresses, including zip codes, and telephone numbers, including area codes, of registrant's principal executive offices)



              Participation interests in the above-referenced plan
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                         Rule 15d-6              [ ]

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Circle International Group Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 27, 2001



                                        By: /s/ Rae Fawcett
                                           -------------------------------------
                                            Rae Fawcett
                                            Executive Vice President,
                                            Human Resources